Exhibit 10.8

GOVERNANCE AGREEMENT

by and among

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.,

FBR TRS HOLDINGS, INC.,

FOREST HOLDINGS (ERISA) LLC,

and

FOREST HOLDINGS LLC

dated as of

July 20, 2006

TABLE OF CONTENTS

		Page
ARTICLE 1

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE 2

TRANSFER RESTRICTIONS

Section 2.1	No Transfer in First Year	2
Section 2.2	Certain Permitted Transfers	2
Section 2.3	Right of First Offer and Right of First Refusal	3
Section 2.4	Tag-Along Sale Right	5

ARTICLE 3

DISCLOSURE OBLIGATIONS

Section 3.1	Disclosure Obligations	6

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties	6

ARTICLE 5

MISCELLANEOUS

Section 5.1	Term	7
Section 5.2	Counterparts	7
Section 5.3	Governing Law	7
Section 5.4	Entire Agreement	7
Section 5.5	Specific Performance	7
Section 5.6	Notices	7
Section 5.7	Assignment	8
Section 5.8	Headings	9
Section 5.9	Amendments and Waivers	9
Section 5.10	Interpretation; Absence of Presumption	9
Section 5.11	Severability	9
Section 5.12	Jurisdiction	9
Section 5.13	Waiver of Jury Trial	10

		Page
Section 5.14	Further Assurances	10
Section 5.15.	Recapitalization, Etc	10
Section 5.16.	FBR Group Guarantee	10

-ii-

THIS GOVERNANCE AGREEMENT (the “Agreement“), dated as of July 20, 2006, relating to FBR Capital Markets Corporation (“FBR” or the “Company”) is made by and among Friedman, Billings, Ramsey Group, Inc., a Virginia corporation, (“FBR Group“), FBR TRS Holdings, Inc., a Virginia corporation, (“FBR TRS“), Forest Holdings (ERISA) LLC, a Delaware limited liability company (“Crestview ERISA“) and Forest Holdings LLC, a Delaware limited liability company (“Crestview LLC” and, together with Crestview ERISA, “Purchaser”).

RECITALS:

WHEREAS, FBR Group, FBR TRS, FBR and Purchaser entered into a letter agreement on June 22, 2006, as amended on July 14, 2006, setting forth the principal terms and conditions pursuant to which Purchaser would acquire common shares (“Shares“) of the Company in connection with the 144A private placement of Shares, and be granted options to buy Shares (the “Options“) from the Company, which letter agreement contemplated that the parties thereto would further memorialize their agreements with respect to such transactions in definitive agreements;

WHEREAS, FBR and Purchaser entered into an Investment Agreement, dated as of July 19, 2006 (the “Investment Agreement“) setting forth the terms and conditions pursuant to which Purchaser is acquiring the Shares from the Company and is being granted the Options;

WHEREAS, following consummation of the transactions contemplated by the Investment Agreement, Purchaser will own a significant percentage of the equity interests in the Company; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain rights and obligations of the parties hereto.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms not defined herein shall have their respective meanings specified in the Investment Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

“First Offer Price” shall have the meaning specified in Section 2.3(a).

“Original Shares“ shall mean the Shares acquired by Purchaser with the Purchase Price and the Additional Purchase Price, if any (including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any Reorganization).

“Reorganization“ shall mean any reorganization, recapitalization, stock dividend, stock split or any similar change in the capital structure of the Company.

“Restricted Entity“ shall mean an entity set forth on Annex A hereto (including all Subsidiaries of such entity).

“ROFO Notice” shall have the meaning specified in Section 2.3(a).

“ROFR Notice” shall have the meaning specified in Section 2.3(b).

“ROFR Price” shall have the meaning specified in Section 2.3(b).

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Tag-Along Notice” shall have the meaning specified in Section 2.4.

“Transfer” shall mean directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Shares or any interest in any Shares.

“Transferring Party” shall have the meaning specified in Section 2.3(a).

ARTICLE 2

TRANSFER RESTRICTIONS

Section 2.1 No Transfer in First Year. No party hereto will Transfer any Shares prior to the one-year anniversary of the Closing Date (provided that, for avoidance of doubt, this shall not restrict a merger or other business combination involving the Company). Thereafter, Shares may be Transferred only in compliance with the remainder of this Article 2.

Section 2.2 Certain Permitted Transfers. After the one-year anniversary of the Closing Date, the parties hereto may Transfer Shares in accordance with this Article 2 and in compliance with the United States federal securities laws and all applicable state securities or “blue sky” laws; provided that the requirements of Section 2.3 shall not apply to Transfers of Shares (i) in a public offering, (ii) pursuant to Rule 144 (except in a privately negotiated transaction in which the counterparty is known), (iii) to controlled Affiliates of Crestview, L.L.C. who enter into an agreement reasonably satisfactory to FBR TRS to be bound by the terms of this Agreement to the same extent as the transferor is so bound or (iv) to the equityholders of such transferor pursuant to a distribution that is made pro rata to such equityholders in accordance with the respective partnership or limited liability company agreement of such transferor without payment of additional consideration therefor by such equityholders (it being understood that such equityholders will not be bound by the provisions of this Agreement). No Transfer of Shares in violation of this Agreement shall be recorded on the books of the Company, and any such attempted Transfer shall be void ab initio and of no effect.

Section 2.3 Right of First Offer and Right of First Refusal. (a) Right of First Offer. After the one-year anniversary of the Closing Date, subject to the proviso in Section 2.2, prior to Transferring any Shares, Purchaser and or its Affiliates proposing to effect such Transfer (the “Transferring Party”) shall give FBR TRS a right of first offer to purchase such Shares as described in this paragraph (a):

(i) The Transferring Party shall give written notice (a “ROFO Notice”), to FBR TRS stating such Transferring Party’s intention to effect a Transfer, the number of Shares subject to such proposed Transfer, the price (including the form of consideration) at which, and any other terms the Transferring Party wishes to specify on which, such Transferring Party proposes to offer such Shares for Transfer (the “First Offer Price”).

(ii) Upon receipt of the ROFO Notice, FBR TRS (or an Affiliate designated by it in accordance with Section 5.7) may make an irrevocable election, by giving written notice within ten (10) Business Days from receipt of the ROFO Notice, to purchase all, but not less than all, of the Shares subject to such ROFO Notice at the First Offer Price and otherwise on terms and conditions substantially similar to the terms and conditions described in the ROFO Notice. If FBR TRS (or any such Affiliate) fails to so notify the Transferring Party within such ten (10) Business Day period, FBR TRS (and its Affiliates) shall be deemed to have irrevocably waived their right to elect to purchase such Shares (unless such Shares are not Transferred and the last sentence of clause (iv) below is applicable).

(iii) If FBR TRS (or such Affiliate) elects to purchase all of such Shares, FBR TRS (or such Affiliate) and the Transferring Party shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable (but in no event more than fourteen (14) days after the delivery of such election notice, provided that, if the Transfer is subject to regulatory approval, and if definitive documentation with respect to such purchase has been executed within fourteen (14) days, such fourteen (14) day period will be extended until the expiration of five (5) Business Days after all such approvals will have been received, but in no event will such period be extended for more than an additional ninety (90) days).

(iv) If FBR TRS or an Affiliate does not elect to purchase all of such Shares pursuant to this paragraph (a) or if, having made such election, FBR TRS or an Affiliate does not complete such purchase within the applicable time period specified in paragraph (iii), then the Transferring Party shall be free for a period of 120 days from the date that is ten (10) Business Days following receipt of the ROFO Notice (provided that, if the Transfer is subject to regulatory approval, such 120-day period will be extended until the expiration of five (5) Business Days after all such approvals will have been received, but in no event will such period be extended for more than an additional 120 days) to Transfer such Shares to a transferee for consideration having a value not less than the First Offer Price; provided that any such definitive agreement is on terms in the aggregate no less favorable to the Transferring Party than contained in the ROFO Notice. Subject to any confidentiality obligations of the Transferring Party, the

Transferring Party shall provide FBR TRS a substantially final draft of such definitive agreement (or, if the Transferring Party is prohibited from providing such draft, a summary of the material terms and conditions thereof) at least two (2) Business Days prior to entering into such agreement and in any event prior to such Transfer. In the event that the Transferring Party has not entered into such a definitive agreement with the period referred to in the preceding sentence, or has so entered into such an agreement but has not consummated the sale of such Shares within nine months from the date of such definitive agreement, then the provisions of this paragraph (a) shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such Shares without again complying with this paragraph (a), to the extent applicable.

(v) Notwithstanding anything herein to the contrary, the provisions of this Section 2.3(a) will not apply to any Transfer of Shares (i) that is subject to Section 2.3(b) or (ii) that is referred to in the proviso to Section 2.2.

(b) Right of First Refusal. In addition to compliance with Section 2.3(a), after the one-year anniversary of the Closing Date, prior to Transferring any Shares to any Restricted Entity for the account of such Restricted Entity as principal in a privately negotiated transaction (that is, in which the counterparty is known to be a Restricted Entity), the Transferring Party shall give FBR TRS a right of first refusal to purchase such Shares as described in this paragraph (b):

(i) The Transferring Party shall give written notice (a “ROFR Notice”), to FBR TRS stating such Transferring Party’s intention to enter into a definitive agreement with a Restricted Entity to effect a Transfer, the number of Shares subject to such Transfer, the price (including the form of consideration) at which such Transferring Party proposes to Transfer such Shares (the “ROFR Price”), the identity of the proposed transferee and any other material terms upon which such Transfer is proposed to be made.

(ii) Upon receipt of the ROFR Notice, FBR TRS (or an Affiliate designated by it in accordance with Section 5.7) will have an irrevocable option to purchase all, but not less than all, of the Shares subject to such ROFR Notice at the ROFR Price and otherwise on terms and conditions substantially similar to the terms and conditions described in the ROFR Notice. FBR TRS or such Affiliate shall, within ten (10) Business Days from receipt of the ROFR Notice, indicate if it accepts such offer by sending written notice of such acceptance to the Transferring Party. If FBR TRS (or any such Affiliate) fails to so notify the Transferring Party within such ten (10) Business Day period, FBR TRS (and its Affiliates) shall be deemed to have irrevocably waived their right to elect to purchase such Shares (unless such Shares are not Transferred and the last sentence of clause (iv) below is applicable).

(iii) If FBR TRS or such Affiliate elects to purchase all of such Shares, FBR TRS or such Affiliate and the Transferring Party shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable (but in any event within five (5) Business Days following the delivery of such election notice provided that, if the Transfer is subject to regulatory approval, such five (5) Business Day period will be extended until the expiration of five (5) Business Days after all such approvals will have been received, but in no event will such period be extended for more than an additional ninety (90) days).

(iv) If FBR TRS or an Affiliate does not elect to purchase all of such Shares pursuant to this paragraph (b) (or if, having made such election, FBR TRS or an Affiliate does not complete such purchase within the applicable time period specified in paragraph (iii)), then the Transferring Party shall be free for a period of fifteen (15) Business Days following receipt of the ROFR Notice to enter into a definitive agreement with such Restricted Entity for consideration having a value not less than the ROFR Price; provided that any such definitive agreement provides for the consummation of such Transfer on terms no less favorable to Purchaser in the aggregate than were contained in the ROFR Notice. Subject to any confidentiality obligations of the Transferring Party, the Transferring Party shall provide FBR TRS a substantially final draft of such definitive agreement (or, if the Transferring Party is prohibited from providing such draft, a summary of the material terms and conditions thereof) at least two (2) Business Days prior to entering into such agreement and in any event prior to such Transfer. In the event that the Transferring Party has not entered into such a definitive agreement within such fifteen (15) Business Day period, or has so entered into such an agreement but has not consummated the sale of such Shares within nine months from the date of such definitive agreement, then the provisions of this paragraph (b) shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such Shares not so Transferred without again complying with this paragraph (b), to the extent applicable.

(v) Notwithstanding anything herein to the contrary, the provisions of this Section 2.3(b) shall not apply to any Transfer (i) that is subject to Section 2.4 or (ii) that is referred to in the proviso to Section 2.2.

Section 2.4 Tag-Along Sale Right. (a) If after the one-year anniversary of the Closing Date, FRB TRS proposes to Transfer Shares constituting 7 1/2% or more of the then-outstanding Shares (other than (i) in a public offering, (ii) pursuant to Rule 144 (except in a privately negotiated transaction in which the counterparty is known) or (iii) to one or more controlled Affiliates of FBR Group who enter into an agreement reasonably satisfactory to Purchaser to be bound by the terms of this Agreement to the same extent as FBR TRS is then bound), then FBR TRS shall give written notice of such proposed Transfer to Purchaser (the “Tag-Along Notice”) at least ten (10) Business Days prior to the consummation of such proposed Transfer, setting forth the number of Shares subject to such Transfer, the price (including the form of consideration) at which such FBR TRS proposes to Transfer such Shares, the identity of the transferee, the date of the proposed Transfer and any other material terms upon which such Transfer is proposed to be made. If the consideration payable consists in part or in whole of consideration other than cash, FBR TRS shall provide Purchaser with such information relating to such consideration as Purchaser reasonably requests as being necessary to evaluate such non-cash consideration, it being understood that such request will not obligate FBR TRS to deliver any information not in the possession of FBR TRS.

(b) Upon delivery of the Tag-Along Notice, Purchaser may elect, by giving an irrevocable written notice to FBR TRS within ten (10) Business Days of the date of the Tag-Along Notice, to sell a pro rata portion of its Shares (so that the proportion of its Shares sold and the proportion of FRB TRS’s Shares sold in any transaction subject to this Section 2.4 will be equal), at the same price per Share and on the same terms and conditions as agreed to by FBR TRS (provided that if such transaction is not consummated for any reason, then Purchaser shall retain such Shares). If Purchaser shall not have delivered such notice within such ten (10) Business

Day period, Purchaser shall be deemed to have irrevocably waived its rights set forth in this Section 2.4 with respect to such transaction, and FBR TRS may sell the Shares that were the subject of the Tag-Along Notice. In the event that FBR TRS has not entered into a definitive agreement with respect to the transaction described in the Tag-Along Notice within thirty (30) Business Days of the date of the Tag-Along Notice, or has entered into such an agreement but has not consummated the sale of such Shares within nine months from the date of such definitive agreement, then the provisions of this Section 2.4 shall again apply, and FBR TRS shall not Transfer or offer to Transfer such Shares not so Transferred without again complying with this Section 2.4, to the extent applicable.

(c) Concurrently with the consummation of any Transfer in connection with which Purchaser has made an election pursuant to Section 2.4(b), FBR TRS will (i) notify Purchaser thereof, (ii) to the extent consideration is not remitted directly to Purchaser, remit to Purchaser the total consideration for the Shares that Purchaser Transferred pursuant thereto concurrently with FBR TRS’ receipt of such consideration and (iii) promptly after the consummation of such Transfer, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by Purchaser.

ARTICLE 3

DISCLOSURE OBLIGATIONS

Section 3.1 Disclosure Obligations. The parties hereto shall have reasonable rights to review in advance and comment on all public disclosure relating to this Agreement. In addition, Section 5.02 of the Investment Agreement is hereby incorporated by reference herein and made a part hereof, mutatis mutandis.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. Each of FBR Group and FBR TRS, on the one hand, and Crestview ERISA and Crestview LLC, on the other hand, represents and warrants to the other that:

(a) it is an entity duly organized and validly existing and in good standing under the laws of the its jurisdiction of formation, with requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby;

(b) the execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not conflict with, or result in any breach of or constitute a default under, (i) any provision of its certificate of incorporation or formation or bylaws, or equivalent constitutive documents, (ii) any provision of any contract or other agreement or instrument to which it is a party or by which it or its properties are bound, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order applicable to it, except in the case of clauses (ii) or (iii) for such conflicts, breaches or defaults which have been validly waived or would not reasonably be expected to have a material adverse effect on it or on its ability to perform its obligations under this Agreement; and

(c) this Agreement has been duly authorized, executed and delivered by it and is enforceable against it in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Term. The rights and obligations specified in this Agreement shall expire at such time as Purchaser and its Affiliates who have become parties to this Agreement cease to own at least one percent (1%) of the Original Shares.

Section 5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each other party hereto. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

Section 5.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 5.4 Entire Agreement. This Agreement, together with the Investment Agreement and the other agreements contemplated thereby, contains the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties hereto other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (or their successors and assigns) any rights or remedies hereunder.

Section 5.5. Specific Performance. The parties hereto acknowledge and agree that a breach or threatened breach, of any agreement contained herein, including, without limitation, those contained in Article 2, will cause irreparable damage, and the other parties hereto will have no adequate remedy at law or in equity. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief.

Section 5.6 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party hereto when delivered by hand, by messenger, or by a nationally recognized overnight delivery company, when delivered by telecopy and confirmed by return telecopy, or when delivered by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below. Notices to FBR Group and FBR TRS shall be addressed to such party in care of:

Friedman, Billings, Ramsey Group, Inc.

1001 Nineteenth Street North

Arlington, VA 22209

Attention: William J. Ginivan, Esq.

Telecopy Number: (703) 469-1140

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street, 30th Floor

New York, NY 10019-6150

Attention: Trevor S. Norwitz, Esq.

Telecopy Number: (212) 403-2333

or at such other address and to the attention of such other person as FBR Group or FBR TRS may designate by written notice to Purchaser. Notices to Purchaser shall be addressed to:

Forest Holdings LLC

Forest Holdings (ERISA) LLC

c/o Crestview Capital Partners, L.P.

667 Madison Avenue

New York, NY 10021

Attention: Jacob Capps

Telecopy Number: (212) 906-0750

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attention: Carole Schiffman, Esq.

Telecopy Number: (212) 450-3800

or at such other address and to the attention of such other person as Purchaser may designate by written notice to FBR Group and FBR TRS.

Section 5.7 Assignment.

(a) Assignment. Subject to the immediately following sentence, the rights of the parties specified herein are personal to the parties and will not pass to any acquiror of such party’s Shares. If any party hereto (or any of their respective permitted assignees) transfers Shares to any of their Affiliates (which shall be expressly permitted hereunder, subject to compliance with the remainder of this sentence), such Affiliates shall become bound by all the provisions of this Agreement pursuant to an agreement reasonably satisfactory to such other parties hereto. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto.

Section 5.8 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 5.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the parties hereto. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision hereof on the part of such other parties hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

Section 5.10 Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.11 Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

Section 5.12 Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.6 shall be deemed effective service of process on such party.

Section 5.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.14 Further Assurances. The parties hereto agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof. Each party shall take all actions necessary to ensure that the Articles of Incorporation and Bylaws of the Company and each of its Subsidiaries facilitate and do not at any time conflict with any provision of this Agreement.

Section 5.15. Recapitalization, Etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any Reorganization, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

Section 5.16. FBR Group Guarantee. FBR Group hereby guarantees to the Purchaser the prompt and full discharge by FBR TRS of all of FBR TRS’ covenants, agreements and obligations under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by FBR TRS hereunder, when and as the same shall become due and payable (collectively, the “FBR TRS Obligations”), in accordance with the terms hereof. FBR Group acknowledges and agrees that, with respect to all the FBR TRS Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against FBR TRS. The liabilities and obligations of FBR Group pursuant to this Section are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any act, omission to act, delay of any kind by any party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of FBR Group hereunder.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

Forest Holdings LLC

By:	Crestview Capital Partners, L.P., as Member

By:	Crestview Partners, L.P., its General Partner

By:	Crestview, L.L.C., its General Partner

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President

Forest Holdings (ERISA) LLC

By:	Crestview Capital Partners (ERISA), L.P., as Member

By:	Crestview Partners, L.P., its General Partner

By:	Crestview, L.L.C., its General Partner

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President

Friedman Billings Ramsey Group, Inc.

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP and Chief Legal Officer

FBR TRS Holdings, Inc.

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	General Counsel

[SIGNATURE PAGE TO GOVERNANCE AGREEMENT]